Exhibit 11.1
[English Translation]
MS&AD Insurance Group Basic Compliance Policy
The MS&AD Insurance Group positions compliance as one of the foremost priorities in the management of the Group. We have adopted the following policies to establish a structure in which all of our officers and employees aim to achieve compliance, with a constant awareness of our corporate social responsibility.
1. Basic Policy
(1) We intend to achieve our mission by ensuring compliance in every aspect of our corporate activities and by establishing corporate ethics.
(2) We define compliance as “taking sincere, fair, and proper actions to respond to the expectations and requests of society, by complying with all laws and regulations related to our corporate activities, relevant guidelines issued by competent government agencies, and regulations of the holding company and Group companies (“laws and regulations, etc.”).”
2. Development of Compliance Structure
(1) Development of systems
(i) We will develop a system under which important compliance matters are appropriately reported to senior management.
(ii) We will manage compliance matters in an integrated manner, establish a department that enforces compliance, and give the department the authority needed to create a compliance structure.
(iii) We will develop reporting and consulting systems for instances when our officers and employees identify any compliance-related misconduct.
(2) Enforcing compliance
(i) We will create a Compliance Manual setting out specific guidelines for compliance and will become fully familiar with it.
(ii) We will develop a Compliance Program as a specific plan of action and practice compliance accordingly.
(iii) We undertake training and inspections to ensure compliance.
(iv) We will immediately correct any inappropriate behavior related to compliance and analyze the causes to prevent a recurrence.
3. Code of Conduct for Officers and Employees Concerning Compliance
(1) Faithful conduct

(i) We will comply with laws and regulations, etc., and if we discover any behavior with the potential to violate laws and regulations, etc., we will have the courage to point out the behavior and correct it in cooperation with related persons.
(ii) When considering an action, we will ask ourselves if the action is ethical, if we can explain the action to our friends and family with confidence, and if the action will preserve confidence in the MS&AD Insurance Group and its brand.
(iii) We treat every person faithfully, fairly, and appropriately in every situation.
(2) Conduct to ensure that corporate activities are appropriate
(i) We will not engage in unfair trade, such as restricting competition through collusion or acquiring unfair benefits by abusing our position.
(ii) We will protect our intellectual property rights and will not infringe on the intellectual property rights of others.
(iii) We will diligently manage customer information we obtain in the course of our work and use such information only for specified purposes.
(iv) We will be resolute in dealing with antisocial forces and will not accept any unjust, unlawful demands.
(v) We will appropriately manage conflicts of interests to ensure that our customers’ interests are not compromised unfairly.
(vi) We will ensure that transactions are fair, for instance when we do business within the Group or form a business alliance.
(vii) We will ensure that our management is transparent, by disclosing information appropriately on a timely basis.
(viii) We will not engage in insider trading (trading in stocks, etc. using important undisclosed information).
(ix) We will appropriately manage assets, important information, and trade secrets, etc. of the Group companies.
(x) We will not seek personal benefits by making use of our position in business.
(3) Respect for Human Rights and Creating a Positive Working Environment
(i) We respect human rights and will not discriminate or harass people based on race, nationality, gender, age, profession, region, faith, disability, or other elements.
(ii) We will create a safe and comfortable working environment.

MS&AD Insurance Group Basic Policy Regarding Internal Control System
The system stipulated in this policy was established to be in alignment with the Corporation Law in addition to holding “securing trust on financial reporting” as its top priority. The summary of the basic policy is as follows.
1. System to ensure appropriate operations of corporate group comprised of MS&AD and its subsidiaries
(1) From the perspective of maximizing the corporate value of the whole group, the Company shall control business affairs of the whole group and shall exercise its shareholder’s right accordingly to its direct subsidiary (“direct investment subsidiary”).
(2) The Company shall conclude a management agreement with its direct investment subsidiary. Based on that contract, the Company shall call for the direct investment subsidiary to comply with the Group Basic Policy as well as to seek approval from and report to the Company on any important matters related to direct investment subsidiary. Additionally, in relation to sub-subsidiary, the direct investment subsidiary shall, in principle, manage its own subsidiaries accordingly as agreed in the contract.
2. System to ensure the assignments of the Directors are carried out efficiently
(1) As well as formulating the Group management plan, the Company shall set the task-specific numerical targets and appropriately distributes the managerial resources needed to realize that plan. In addition, the Company and its subsidiary’s execution of business operations shall be reported to the Board of Directors.
(2) To realize rapid decision-making and appropriate monitoring, the Company shall introduce an executive officer system, appoint outside directors and set the number of Directors at 15 or less.
(3) To ensure assignments of Directors and Executive Officers are carried out appropriately and efficiently, the Company shall establish rules of organizational and administrative authority and clarify the assignments to be implemented and the relevant authority.
3. System to ensure that the assignments of the Directors and the employees adhere to laws and the article of incorporation
(1) In accordance with the MS&AD Insurance Group Basic Policy on Compliance set out by the Holding Company’s Board of Directors, the Company and its Group companies shall make sure that each and every director and employee is aware of the importance of compliance, ensure compliance with all applicable legislation and internal regulations, etc. and maintain high ethical standards as part of all business activities.
(2) To promote and complete compliance program in the Company and the Group companies, MS&AD shall maintain organizational structure of Compliance Department and report regularly on overall compliance promotion situations of the Group to the Board of Directors. To monitor compliance promotion, it shall set Risk Compliance Committee and take necessary measures on issues identified by it.
(3) The Company and the Group companies shall set up an internal report system so that all directors and employees may directly report to in-house contacts or outside lawyers on individual or group behaviors that are unjust, illegal, or unethical.
4. Regulation and System Related to Managing Risks of Losses (Integrated Risk Management System)
(1) In addition to establishing a shared basic understanding in accordance with the MS&AD Basic Policy on Risk Management set out by the Company’s Board of Directors, the Company and its Group companies shall formulate company-specific risk management policies and take appropriate risk management measures in line with circumstances at each company.
(2) The Company’s Board of Directors shall establish a risk management department and put in place the necessary organizational framework to identify the full range of risks inherent in the Group’s activities and effectively implement integrated risk management. To monitor risks and risk management activities, the Company shall also establish a Risk Compliance Committee and take all necessary measures to avoid and minimize risks, based on the results of consultations held by the Committee (including the results of integrated risk management evaluation (quantitative analysis)).
(3) The Company shall evaluate risk management and business contingency plans at Group companies and establish a risk management and business contingency plan for the Group as a whole.
5. System to ensure credibility of Financial Report
(1) Out of the Corporate Auditors, the Company shall nominate at least one person who is equipped with sufficient knowledge of accounting or finance.
(2) In accordance with the MS&AD Insurance Group Basic Policy on Disclosure Regulation set out by the Company’s Board of Directors, the Company and its Group companies shall put in place the necessary framework to ensure the timely and adequate disclosure of financial information and other information relating to the Group.

(3) To secure fair disclosure of information, the Company shall set Information Disclosure Committee to maintain internal control regarding financial reports of the Company and the Group, as well as to examine the effectiveness of disclosure system.
6. System to ensure effective Internal Auditing
In line with the “MS&AD Insurance Group Basic Policy on Internal Audit”, the Company and its direct investment subsidiary shall maintain internal audit systems tailored to all the business activities of MS&AD in order to ensure efficiency and effectiveness of internal audit. The Internal Audit Department shall report all important items from the internal auditing results of the Company and its direct investment subsidiaries, as well as improvement progress in the audited departments, to the Board of Directors.
7. System to manage and store information related to Directors’ duties
The Company shall establish regulations for document management to appropriately store and manage information as well as documents that are related to Directors’ and Executive Officers’ duties. Directors and Corporate Auditors shall be able to browse the information at all times.
8. System to ensure that audits by the Auditors are carried out effectively
(1) System related to an employee hired to assist the duties of the Corporate Auditors To accommodate the duties of Corporate Auditors, the Company shall set a Corporate Auditor Room with an assisting employee. Respecting the independence of the Corporate Auditor Room, organizational change of the Room as well as transfer or discharge of the hired employee shall only take effect upon reaching a consensus at the Board of Auditors. Employee evaluation shall also take place upon consultation with an Auditor assigned by the Board of Auditors.
(2) Systems of report to the Auditors
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Directors and Executive Officers shall report to the Board of Auditors without delay about matters governed by law, decisions that greatly influence business operations and organizations, and the results of internal audits and the internal reporting system.

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Employees shall be able to directly report to the Board of Auditors about managerial acts that are seriously fraudulent or illegal, and about facts that may have extremely negative impact on the Company.

(3) Other systems
•	Auditors shall attend important meetings including the Group Management Committee Meetings.

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Chairman of the Board, President, and Representative Director shall convene regular consultations with the Board of Auditors. Additionally, Internal Audit Department is to cooperate with the audit upon request from the Auditors.